Exhibit 10.7

DECLARATION OF TRUST

This declaration of trust is made by Sergei Stetsenko (the "Trustee") in favour of Peloton Resources Inc. (the "Beneficiary"). The Trustee solemnly declares that he holds a 100% interest in the Colby #1 - #6 mineral claims, Tenure Numbers 723601 - 723606 inclusive (the "Property") located in the Greenwood Mining Division, British Columbia, Canada, in trust solely for the benefit fo the beneficiary.

The Trustee further promises the Beneficiary not to deal with the property in any way, except to transfer the Property to the Beneficiary, without written instructions, direction and consent of the Beneficiary.

Given at Vancouver, British Columbia, Canada on the 19th day of January, 2004.

SIGNED SEALED AND DELIVERED by	)
SERGEI STETSENKO in the presence of	)
)
/s/ Maryna Bilynska	)	/s/ Sergei Stetsenko
SIGNATURE OF WITNESS	)	SERGEI STETSENKO
)
/s/ Maryna Bilynska	)
NAME OF WITNESS	)
)
1160 - 1040 West Georgia Street	)
ADDRESS OF WITNESS	)